SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 3, 2002

Date of Report (Date of earliest event reported)

VANTAGEMED CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-92367	68-0383530
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

3017 Kilgore Road, Suite 195

Rancho Cordova, California  95670

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (916) 638-4744

Item 4.  Changes in Registrant’s Certified Public Accountant.

On April 3, 2002, VantageMed Corporation and Grant Thornton LLP entered into an engagement letter whereby Grant Thornton agreed to serve as our new independent auditors.  Grant Thornton will replace Arthur Andersen LLP who resigned as our independent auditors on February 8, 2002.  Prior to engaging Grant Thornton, neither we, nor anyone on our behalf, consulted Grant Thornton regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered by Grant Thornton on our financial statements.  In addition, apart from the disclosure as to the mere fact of the resignation of Andersen, neither we, nor anyone on our behalf, consulted Grant Thornton regarding our previous disagreement with Andersen or the resignation of Andersen.

Based on the investigation of our Audit Committee as discussed below, the gain from the sale of our dental business (previously recorded in the financial statements for the quarter ended September 30, 2001 as $30,000 of revenue previously deferred and a $391,000 credit to Selling, General and Administrative Expenses) shall be reversed, and the Company’s financial statements for the quarter ended September 30, 2001 shall be restated.

Grant Thornton has commenced its audit of our financial statements for our fiscal year ended December 31, 2001.  We intend to file our Form 10K for fiscal year 2001 as soon as practicable.

Item 5.  Other Events.

On April 3, 2002, we hired Gregory Hill to serve as our Chief Financial Officer.  Prior to joining VantageMed, Mr. Hill, a certified public accountant, most recently served as the CFO and Vice President of Finance for International FiberCom, Inc.  Prior to that time, Mr. Hill served as the CFO and as Controller for All Star Telecom.  Mr. Hill has also been employed with Price Waterhouse LLP, where he provided audit and business advisory services.  Joel Harris, who has served as our CFO since October 2001, will remain as President of VantageMed.

In addition, our Audit Committee, with the assistance of outside counsel, has conducted and completed its internal investigation related to the issues raised by Andersen in its resignation as our independent auditors, including the accounting treatment of our sale of our dental business.  The investigation found no evidence of manipulation on the part of VantageMed or its management, but determined that the issues raised by Andersen were the result of inadequate internal controls.  As a result of the investigation, we have instituted certain measures to improve internal controls, and have determined to reverse the gain from the sale of our dental business (recorded in the Company’s third quarter as $30,000 of revenue previously deferred and a $391,000 credit to Selling, General and Administrative Expenses).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2002	VANTAGEMED CORPORATION

/s/ Joel Harris
Joel Harris
President